EXHIBIT 10.35

Mr. Jonathan Hintz

October 14th, 2005

Vice President - Operations

WindStor

37889 Twelve Mile Road

Farmington Hill, MI  48331

WindStor Wind Turbine – 200 Kw Design, Analysis, Optimization, and Engineering Service Provider (ADSC Quotation # 5160-0)

Analytical Design Service Corp. is pleased to provide this proposal for engineering services in regards to the WindStor 200 Kw Wind Turbine.

Scope of work

ADSC will provide engineering services addressing the 91 item design matrix reviewed in our October 7th, 2005 meeting, the Scope of Work, copies of which are attached to this letter agreement and made a part hereof.  Line items 62 and 63, in regards to the heated blade inserts will need additional research and will be addressed later in the design and analysis process and are not included in this proposal.

Delivery

ADSC will start work immediately after execution of this agreement and receipt of all other necessary information provided by WindStor.  This will include CAD or design files, 100Kw WWT design and development reports, any testing or analysis reports, and individual component manufacturing specifications.  Initial analysis results of the current 100 Kw design, PE certification, optimization, and design / detailing of the 200 Kw design for fabrication will be provided by ADSC within 60 days from receipt of the purchase order.

Costs

Costs for professional services, computer time, software, reports, and other miscellaneous items totals $198,600.00.  An initial $50,000.00 will be required at start with another $50,000.00 payment after 30 days.  Upon substantial completion, the balance of $98,600.00 will be due.  Note that $48,600.00 of the final balance can be paid via stock.  Travel is not included in the base proposal and will be billed at cost after approved by WindStor in advance, on as needed basis.

In addition, ADSC would like to target a 5 year exclusive agreement with WindStor whereby ADSC will not do similar mechanical design and structural engineering services for any other company which sells or leases, or which sells electric power from, a wind turbine.  Future annualized engineering costs (mechanical and structural) could be structured based on the revenue performance of WindStor and our ability to continually improve the WindStor Wind Turbine.  Our commitment is to a long term partnership focusing on continuous improvement and profitability for both organizations.

Each new project will be evidenced by a purchase order, issued by WindStor and accepted by us, setting forth the work to be done, the time schedule, the compensation for the work to be done and such other items as the parties might include.  The work to be done under this letter agreement, including all future projects, will be governed by the Master Terms and Conditions which are attached to this letter.

We appreciate the opportunity to provide this proposal and concepts to WindStor.  We look forward to the opportunity to further discuss this win / win relationship and how to structure the contract.  I’m confident our collaborative efforts will pay dividends for future success.

Sincerely,

Michael Holmes

Business Development Manager

Accepted:

WindStor Power Co.

/s/ Doris F. Galvin

By: Doris F. Galvin

Its:  President

Master Terms and Conditions

These Master Terms and Conditions are an addendum to the Letter Agreement dated October 14, 2005 between ANALYTICAL DESIGN SERVICE CORPORATION (ADSC) and WINDSTOR POWER CO. (WindStor). These Master Terms and Conditions shall govern the relationship between the parties under the Letter Agreement and all future relationships between the parties as evidenced by accepted purchase orders.

1.

Confidential Information shall mean any and all information and proprietary products transferred by WINDSTOR to ADSC including all information relating to patent rights owned or held by WINDSTOR, its parent company or any brother-sister company including granted patents and any patent applications whether foreign or domestic together with all registrations, provisional applications, divisionals, continuations, continuations in part, re-examinations and re-issues which are issued or published during any period of time during which ADSC is rendering consulting services to WINDSTOR and any and all technical data and/or specifications, designs, drawings, engineering information, process or production information, formulas, information on compositions of matter, techniques or methods, software or computer programs and proprietary tools disclosed or transferred by WINDSTOR to ADSC including trade secrets.

2.

The parties understand and agree that WINDSTOR has spent significant amounts of time and money developing the technology used in the design and construction of WINDSTOR’s vertical axis wind turbine and the proprietary system integrator and controller.  The parties also understand that this technology, its improvements and trade secrets are not available to the general public or to others in the industry and that ADSC and its employees will be privileged to this information and that WINDSTOR’s business would be irreparably and greatly damaged by the use of this information other than for the purposes of giving consulting services to WINDSTOR.  Accordingly, ADSC agrees that during the term of this agreement and thereafter ADSC, its agents and employees will not disclose any Confidential Information concerning any of WINDSTOR’s technologies and that ADSC shall not for any reason allow any programs, figures, calculations, letters, papers, drawings, process descriptions or copies thereof or other Confidential Information be released to any person other than an authorized employee of WINDSTOR or ADSC.  The parties understand and agree that protection of WINDSTOR’s Confidential Information, proprietary processes and trade secrets is an essential and material part of this agreement and that WINDSTOR’s business will be irreparably damaged by breach of any of the provisions of this paragraph and that WINDSTOR may in the event of any such breach seek injunctive relief as well as such other remedies as are consistent with the terms and conditions of the agreement between the parties.

3.

The obligations set forth in paragraph 2 above shall not apply to information that on the date of disclosure is in the public domain, information that is published or otherwise becomes part of the public domain through no fault of ADSC after the date of the disclosure, information that is already known and in the possession of ADSC on the date of disclosure hereunder as evidenced by written records, information that is independently developed by ADSC, information that ADSC can show is received by it after the date of disclosure hereunder from a third party who did not receive such information under an obligation of confidentiality, or information that ADSC is required to disclose to a third party by virtue of a court order or statutory obligation provided that notice is given by ADSC to WINDSTOR reasonably.

4.

Upon receiving Confidential Information from WINDSTOR, ADSC shall:

A.

take reasonable security precautions at least as great as the precautions it takes to protect its own confidential information but no less than reasonable care to keep confidential the Confidential Information of WINDSTOR.

B.

permit WINDSTOR’s Confidential Information to be viewed only by employees of ADSC who have a need to know such Confidential Information and who have been advised by ADSC of ADSC’s obligations of confidence in respect of WINDSTOR’s Confidential Information.

C.

permit a reasonable number of copies of WINDSTOR’s Confidential Information to be made but only to be viewed or used by ADSC employees and only if a log of all copies is maintained.

D.

take all reasonable measures to keep WINDSTOR’s Confidential Information in the strictest confidence and not disclose it to others, and

E.

if WINDSTOR’s Confidential Information is in digital form and if the Confidential Information is copied onto a hard disk or other form of computer-executable media, keep secure that media and allow access to that media only by ADSC employees.

5.

The parties acknowledge that all Confidential Information shall remain the property of WINDSTOR and no license, express or implied, under any patent or other intellectual property right is granted by WINDSTOR to ADSC under this agreement.  All processes, products, procedures and trade secrets developed by or for WINDSTOR or that arise in the future during the course of work conducted on behalf of WINDSTOR by ADSC shall be the property of WINDSTOR including any improvements made to any of the processes, procedures and patentable inventions which comprise the Confidential Information of WINDSTOR.

6.

ADSC will not compete with WINDSTOR POWER CO. or circumvent WINDSTOR’s relationship with its vendors or suppliers any time during their relationship or for a minimum of five years upon termination of any relationship between the parties.

7.

ADSC will fully cooperate with WINDSTOR in applying for and securing in the name of WINDSTOR or its designee a patent or patents with respect to any of the processes, products, procedures and/or trade secrets developed by or for WINDSTOR including any improvements in each country in which WINDSTOR may desire to secure patent protection.  ADSC will promptly execute all proper documents presented to it for signature by WINDSTOR to enable WINDSTOR to secure such patent protection and to transfer legal title therein together with any patents that may be issued thereon to WINDSTOR.

Dated: October 14, 2005.

Accepted:

ANALYTICAL DESIGN SERVICE CORPORATION

By:Michael Holmes

Michael Holmes

Its:

Business Development Manager

WINDSTOR POWER CO.

By:Doris F. Galvin

Doris F. Galvin

Its:

President